                             UNITED STATES OF AMERICA

                     BEFORE THE SECURITIES AND EXCHANGE COMMISSION

----------------------------------------------
                                              :
              In the Matter of                :
                                              :
  AMERICAN ELECTRIC POWER COMPANY, INC.       :  CERTIFICATE OF
                                              :  NOTIFICATION
       APPALACHIAN POWER COMPANY              :  NO. 20
           WHEELING POWER COMPANY             :
              Columbus, Ohio                  :
                                              :
                 (70-8693)                    :
Public Utility Holding Company Act of 1935    :
----------------------------------------------:

         THIS IS TO CERTIFY THAT AMERICAN ELECTRIC POWER COMPANY, INC., and certain of its electric utility subsidiaries, in accordance with the terms and conditions of, and for the purposes represented by, the Application or declaration herein, as amended, the orders of the Securities and Exchange
Commission with respect thereto, dated December 8, 1995 and May 4, 1998, have carried out the transactions listed below:
1. Wheeling Power Company made short-term note borrowings from Key Bank National Association during the calendar quarter ended December 31, 2000; Appalachian Power Company sold commercial paper to Lehman Brothers Commercial Paper, Incorporated and Banc One Capital Markets, Inc.

         These note borrowings from banks and commercial paper transactions, if any, are summarized on the attached computer printouts for each company. Bank note borrowings are indicated as "BL" and Commercial Paper transactions by each company are indicated as "CP".
         The interest rate for each transaction involving note borrowings from banks in the report is calculated on an interest-bearing basis and a 360-day year. The interest rate for each commercial paper transaction is calculated on a discounted basis and a 360-day year. The actual prime rates in effect during the quarter are set forth in Exhibit A.
                  This Certificate of Notification is filed pursuant to the Commission's Order in this proceeding after the end of the calendar quarter during which the above-described transactions were consummated.

                                    SIGNATURE
                            As requested by order of this Commission pursuant to
                  the Public Utility Holding Company Act of 1935, the utilities have duly caused this report to be signed on their behalf on this 10th day of January 2001.

                                          AMERICAN ELECTRIC POWER COMPANY, INC.
                                          APPALACHIAN POWER COMPANY
                                          WHEELING POWER COMPANY



                                            By:       /s/ A. A. Pena
                                               -------------------------------
                                                 Vice President and Treasurer

                                                     EXHIBIT A



                                           AMERICAN ELECTRIC POWER SYSTEM

                                           Schedule of Monthly Prime Rates
                                      Fourth Quarter of the Calendar Year 2000


                      Month                              Actual Prime Rates*


                           Oct 1  - Dec 31                    9.50%

o Represents the prime commercial lending rates of major New York City banks as reported in The Wall Street Journal.



-------------------------------------------------------------------------------
Appalachian     Power
Company

------------------------------------------------------------------------------
------------------------------------------------------------------------------
      DEBT TYPE         SETTLEMENT DATE         MATURITY DATE           INTEREST RATE          PRINCIPAL AMOUNT
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

         CP                2-Oct-00               3-Oct-00                   6.83               $10,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                2-Oct-00               12-Oct-00                  6.78               $15,700,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                3-Oct-00               4-Oct-00                   6.68               $4,025,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                4-Oct-00               6-Oct-00                   6.85               $4,850,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                5-Oct-00               10-Oct-00                  6.8                $8,300,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                6-Oct-00               11-Oct-00                  6.7                $5,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                10-Oct-00              11-Oct-00                  6.75               $7,600,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                12-Oct-00              24-Oct-00                  6.75               $15,800,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                13-Oct-00              27-Oct-00                  6.75               $14,325,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                16-Oct-00              18-Oct-00                  6.8                $8,800,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                17-Oct-00              20-Oct-00                  6.73               $23,525,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                18-Oct-00              26-Oct-00                  6.75               $4,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                19-Oct-00              25-Oct-00                  6.72               $9,500,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                19-Oct-00              25-Oct-00                  6.75               $20,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                20-Oct-00              31-Oct-00                  6.75               $41,900,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                24-Oct-00              30-Oct-00                  6.75               $9,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                25-Oct-00              1-Nov-00                   6.75               $20,525,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                26-Oct-00              1-Nov-00                   6.75               $2,350,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                27-Oct-00              30-Oct-00                  6.75               $16,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                30-Oct-00              2-Nov-00                   6.85               $25,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                31-Oct-00              16-Nov-00                  6.83               $20,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                1-Nov-00               16-Nov-00                  6.83               $48,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                2-Nov-00               3-Nov-00                   6.75               $1,300,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                2-Nov-00               7-Nov-00                   6.83               $24,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                3-Nov-00               13-Nov-00                  6.83               $4,600,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                6-Nov-00               14-Nov-00                  6.85               $9,425,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                7-Nov-00               8-Nov-00                   6.7                $17,800,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                8-Nov-00               10-Nov-00                  6.75               $17,225,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                10-Nov-00              17-Nov-00                  6.85               $10,350,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                13-Nov-00              15-Nov-00                  6.8                $2,500,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                14-Nov-00              21-Nov-00                  6.85               $17,800,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                16-Nov-00              20-Nov-00                  6.83               $50,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                16-Nov-00              27-Nov-00                  6.83               $13,600,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                17-Nov-00              22-Nov-00                  6.83               $8,700,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                20-Nov-00              29-Nov-00                  6.9                $50,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                20-Nov-00              29-Nov-00                  6.88               $2,725,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                20-Nov-00              29-Nov-00                  6.88               $50,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                21-Nov-00              4-Dec-00                   6.95               $17,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                22-Nov-00              28-Nov-00                  7.05               $2,500,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                27-Nov-00              30-Nov-00                  6.9                $9,600,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                29-Nov-00              30-Nov-00                  6.85               $19,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                29-Nov-00              30-Nov-00                  6.85               $50,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                29-Nov-00              30-Nov-00                  6.85               $25,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                30-Nov-00              1-Dec-00                   7.05               $1,200,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                30-Nov-00              1-Dec-00                   7.05               $50,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                30-Nov-00              18-Dec-00                  7.05               $50,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                1-Dec-00               4-Dec-00                   7.05               $32,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                1-Dec-00               4-Dec-00                   7.05               $30,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                1-Dec-00               4-Dec-00                   7.05                $700,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                4-Dec-00               6-Dec-00                   7.05               $20,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                4-Dec-00               11-Dec-00                  7.05               $5,633,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                4-Dec-00               11-Dec-00                  7.05               $30,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                4-Dec-00               5-Dec-00                   7.15               $24,400,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                5-Dec-00               21-Dec-00                  7.1                $29,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                5-Dec-00               21-Dec-00                  7.1                $5,800,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                6-Dec-00               7-Dec-00                   7.1                $20,025,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                7-Dec-00               8-Dec-00                   7.15               $26,600,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                8-Dec-00               27-Dec-00                  7.2                $23,775,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                11-Dec-00              12-Dec-00                  7.2                $20,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                11-Dec-00              28-Dec-00                  7.25               $15,900,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                12-Dec-00              13-Dec-00                  7.1                $10,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                13-Dec-00              29-Dec-00                  7.1                $11,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                15-Dec-00              18-Dec-00                  7.25               $29,500,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                18-Dec-00              19-Dec-00                  7.2                $8,600,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                18-Dec-00              4-Jan-01                   8.1                $16,400,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                18-Dec-00              19-Dec-00                  7.25               $25,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                18-Dec-00              20-Dec-00                  7.2                $26,500,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                19-Dec-00              2-Jan-01                   8.15               $13,500,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                19-Dec-00              20-Dec-00                  7.3                $20,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                19-Dec-00              4-Jan-01                   8.15               $13,500,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                19-Dec-00              10-Jan-01                  8.1                $3,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                20-Dec-00              21-Dec-00                  7.25               $10,935,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                20-Dec-00              31-Jan-01                  8.15               $25,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                20-Dec-00              22-Dec-00                  7.25               $13,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                20-Dec-00              12-Jan-01                  8.15               $6,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                20-Dec-00              26-Jan-01                  8.15               $7,565,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                21-Dec-00              2-Jan-01                   8.35               $3,460,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                21-Dec-00              1-Feb-01                   8.2                $4,480,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                21-Dec-00              18-Jan-01                  8.35               $10,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                21-Dec-00              30-Jan-01                  8.35               $3,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                21-Dec-00              26-Dec-00                  7.25               $8,700,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                21-Dec-00              25-Jan-01                  8.35                $537,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                21-Dec-00              3-Jan-01                   8.35               $5,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                21-Dec-00              16-Jan-01                  8.35               $15,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                21-Dec-00              9-Jan-01                   8.35               $1,866,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                22-Dec-00              26-Dec-00                  7.15               $2,250,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                22-Dec-00              1-Feb-01                   8.2                $2,140,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                22-Dec-00              4-Jan-01                   8.35               $5,110,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                26-Dec-00              27-Dec-00                  7.25               $6,400,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                27-Dec-00              5-Jan-01                   8.75               $12,000,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                27-Dec-00              5-Jan-01                   8.75               $11,950,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                28-Dec-00              29-Dec-00                  7.15               $11,588,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                28-Dec-00              8-Jan-01                   8.6                $6,362,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                29-Dec-00              3-Jan-01                   7.8                $21,275,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         CP                29-Dec-00              3-Jan-01                   7.85               $4,350,000.00
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------
  Wheeling Power
      Company
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
     DEBT TYPE        SETTLEMENT DATE          MATURITY DATE           INTEREST RATE         PRINCIPAL AMOUNT
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
        KB               20-Oct-00               24-Oct-00                 7.18                $2,000,000.00
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
        KB               24-Oct-00               31-Oct-00                 7.24                $6,500,000.00
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
        KB               31-Oct-00               16-Nov-00                 7.18                $5,500,000.00
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
        KB               16-Nov-00               22-Nov-00                 7.23                $3,800,000.00
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
        KB               22-Nov-00               29-Nov-00                 7.25                $8,800,000.00
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
        KB               29-Nov-00               14-Dec-00                 7.21                $6,700,000.00
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
        KB               14-Dec-00               29-Dec-00                 7.34                $4,900,000.00
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
        KB               27-Dec-00               5-Jan-01                   7.4                 $425,000.00
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
        KB               29-Dec-00               5-Jan-01                  7.26                $4,600,000.00
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------